Exhibit 10.18
AMENDING AGREEMENT
THIS AGREEMENT made as of the 18 day of March 2003.
BETWEEN:
HOLMAN/SHIDLER INVESTMENT CORPORATION,
TRUSTEE
(hereinafter called the “Landlord”)
OF THE FIRST PART
- and -
THERMADYNE WELDING PRODUCTS CANADA, LIMITED
(hereinafter called the “Tenant”)
OF THE SECOND PART
- and -
THERMADYNE HOLDING CORPORATION
(hereinafter called the “Guarantor”)
OF THE THIRD PART
WHEREAS:
A.	By a lease dated the 11th day of August, 1988 (the “Lease”), the Landlord as landlord leased to Palco Welding Products Canada, Ltd. certain lands and premises (the “Premises”) now municipally known as 2070 Wyecroft Road, Oakville, Ontario, Province of Ontario for and during a term (the “Term”) of fifteen (15) years commencing on the 11th day of August, 1988 and expiring on the 3lst day of August, 2003.

B.	Pursuant to articles of amendment dated September 26, 1988, Palco Welding Products Canada Ltd. changed its name to Thermadyne Welding Products Canada, Limited.

C.	By a Continuing Lease Guaranty annexed as Exhibit “C” to the Lease (the “Guaranty”), Palco Acquisition Company provided a guarantee of all of the covenants, obligations and liabilities of the Tenant under the Lease.

D.	Pursuant to articles of amendment dated September 12, 1988, Palco Acquisition Company changed its name to Thermadyne Industries, Inc. Pursuant to articles of amendment dated September 24, 1993 Thermadyne Industries, Inc. changed its name to TDII Company. Pursuant to articles of amendment dated January 18, 1994 TDII Company changed its name to Thermadyne Holdings Corporation.

E.	The Landlord and the Tenant have agreed to enter into this Agreement in order to, among other things, extend the Lease Term. The Guarantor has executed this Agreement to confirm that its guarantee of the obligations of the Tenant to the Landlord pursuant to the Guaranty remains in full force and effect and binding upon the Guarantor notwithstanding the extension of the Lease Term and the amendments to the Lease as set out herein.

F.	Any capitalized terms used herein, and not defined herein, shall have the same meanings as attributed thereto in the Lease.
NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TWO DOLLARS ($2.00) and the mutual covenants and agreements herein contained the parties hereto agree with each other as follows:
1.	The parties hereto hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2.	The Lease shall be amended from and after the date hereof as follows:
(a)	The Lease Term is extended for a period of five (5) years (the “First Extension Period”) to be computed from the 1st day of September, 2003, and to be fully completed and ended on the 3lst day of August, 2008 upon the same terms and conditions as are contained in the Lease save and except as otherwise set out in this Agreement;

(b)	Sections 16.10 and 16.11 are deleted from the Lease with respect to the period from and after the Effective Date;

(c)	Section 3.1 shall be amended by the addition of the following:

“The Base Monthly Rent payable during the First Extension Period shall be as follows:

With respect to the period commencing September 1, 2003, and ending August 31st 2005, Two Hundred and Forty-Three Thousand Five Hundred and Fifty Dollars Canadian ($243,550.00) per annum payable in equal monthly installments of Twenty Thousand Two Hundred and Ninety-Five Dollars and Eighty-Three Cents Canadian ($20,295.83) each, based upon a rate of Five Dollars Canadian ($5.00) per annum of rentable area of the building (the “Building”) located on the Leased Premises.

For the period commencing September 1, 2005 and ending August 31, 2007, Two Hundred and Sixty-Seven Thousand Nine Hundred and Five Dollars Canadian ($267,905.00) per annum payable in equal monthly installments of Twenty-Two Thousand Three Hundred and Twenty-Five Dollars and Forty-One Cents Canadian ($22,325.41) each, based upon a rate of Five Dollars and Fifty Cents Canadian ($5.50) per annum of rentable area of the Building.

For the period commencing September 1, 2007 and ending August 31, 2008, Two Hundred and Eighty Thousand Eighty-Two Dollars and Fifty Cents Canadian ($280,082.50) per annum payable in equal monthly installments of Twenty-Three Thousand Three Hundred and Forty Dollars and Twenty-One Cents Canadian ($23,340.21) each, based upon a rate of Five Dollars and Seventy-Five Cents Canadian. ($5.75) per annum of rentable area of the Building.

The Landlord and Tenant acknowledge and agree that for the purposes of calculating Base Monthly Rent, the rentable area of the Building shall be deemed to be 48,710 square feet.”

(d)	Section 5.4 “Capital Improvements” shall be added to the Lease as follows:

“(a) So long as the Tenant is not in default under this Lease, payment of Base Monthly Rent with respect to the months of September, October, November and December, 2003 shall be deferred and the Tenant shall apply the Base Monthly Rent that would otherwise be payable for such period, totaling Eighty-One Thousand One Hundred and Eighty-Three Dollars ($81,183.00), towards the design and construction of the Capital Improvements (as that term is defined below) in accordance with the terms and provisions of this Section on or before the Improvement Completion Date as that term is defined below.

On or before February 1, 2005, (the “Improvement Completion Date”) the Tenant agrees to design, construct and complete, at its sole cost and expense, the Capital Improvements in a good and workmanlike manner, in accordance with the Plans and Specifications, using new and first class materials in accordance with all applicable federal, provincial and local laws, statutes, regulations and by-laws and in accordance with the other provisions of this Lease. Upon the completion of the Capital

Improvements, the Capital Improvements shall be considered as Leasehold Improvements for the purposes of this Lease.

(b) The Landlord agrees to reimburse the Tenant for one-half of the cost incurred by the Tenant in designing and constructing the Capital Improvements to a maximum reimbursement of Eighty-One Thousand One Hundred and Eighty-Three Dollars ($81,183.00), (inclusive of Other Taxes) in accordance with the following provisions, after the last of the following shall occur:
(i)	the Capital Improvements, having been completed in accordance with the provisions of the Plans and Specifications and the Lease and to the reasonable satisfaction of the Landlord;

(ii)	delivery by the Tenant to the Landlord of:

(A) an itemized list of all contractors, subcontractors and material and service suppliers that did work or provided material or services in connection with the Capital Improvements;

(B) (1) a statutory declaration from the Tenant’s general contractor, each of its subcontractors and each of the material and service suppliers that they have been paid in full (accompanied by copies of paid invoices evidencing payment), that the statutory lien periods have expired and that each has no further claim with respect to the Capital Improvements, as well as a clearance certificate from each that all assessments under the Workers Compensation Act have been paid in full, (2) copies of all required governmental permits for the Capital Improvements, (3) an itemized list detailing the Tenant’s actual cost of the Capital Improvements;

(C) a statutory declaration from the Tenant stating that all accounts for work, services and materials with respect to or in connection with the Capital Improvements have been paid in full (accompanied by copies of paid invoices evidencing payment), that the statutory lien periods have expired and that no construction or any other liens have been or may be claimed with respect to the Capital Improvements and that all assessments under the Workers Compensation Act have been paid in full.
(c) Despite the provisions of (b) above, the Landlord shall only pay (i) Ninety per cent (90%) of one-half of the cost of the Capital Improvements upon the satisfactory completion as determined by the Landlord of the items in (b) set out above, and (ii) the remaining Ten percent (10%) of one-half of the cost on expiry of all lien rights pertaining to the Capital Improvements.

(d) In the event that one-half of the cost of the Capital Improvements incurred by the Tenant is less than Eighty-One Thousand One Hundred and Eighty-Three Dollars ($81,183.00), the Tenant shall forthwith pay the difference to the Landlord on the date for payment of the next installment of Base Monthly Rent.

(e) The Tenant acknowledges that the obligation of the Landlord to contribute towards the cost incurred by the Tenant in designing and constructing the Capital Improvements (to a maximum reimbursement of Eighty-One Thousand One Hundred and Eighty-Three Dollars ($81,183.00) inclusive of Other Taxes) constitutes the whole of the Landlord’s obligations in respect of the Capital Improvements.

(f) For the purposes of this Lease, “Capital Improvements” means those leasehold alterations and improvements that the Tenant requests be made to the Building, as approved by the Landlord, acting reasonably, including without limitation the renovation of the existing four bathrooms and the lower kitchen and training room and the construction of a photocopy room all to be constructed in accordance with the Plans and Specifications. For the purposes of this Lease, “Plans and Specifications” means the plans and specifications with respect to the Capital Improvements as agreed upon between the Landlord and the Tenant, each acting reasonably.”
(e)	The following shall be added to the Lease, as Section 6.4:

“6.4 Landlord’s Obligation to Maintain. With respect to that portion of the Lease Term commencing with the Effective Date, the Landlord shall be responsible, at its sole expense, for any required repairs and/or replacements to the roof and roof deck of the Building unless caused by or arising from the negligence, willful acts or omissions of the Tenant or those for whom at law the Tenant is responsible (in which ease the cost of such repair and/or replacement shall be the responsibility of the Tenant). Save and except for the foregoing, the Landlord shall not be responsible for any maintenance, repairs or replacements of any kind whatsoever to the Leased Premises or any portion thereof.”

(f)	Section 16.08 is added to the Lease as follows:

“16.08 Severance. As soon as expeditiously possible after the execution of this Agreement and the identification of the Excess Lands (as that term is defined below), the Landlord agrees to commence to prepare an application and shall submit an application to the local Committee of Adjustment (or other appropriate Land Division Committee or other appropriate authority with jurisdiction) to obtain a severance of a developable portion of the Leased Premises, which portion is not currently being used by the Tenant and is surplus to the Tenant’s needs, consisting of between 3 and 6 acres (the “Excess Land”) from the balance of the Leased Premises (the “Remainder Land”). The exact dimensions and acreage of the Excess Lands is to be determined by the Landlord acting reasonably on or before June 15, 2003. The Landlord shall diligently proceed and process such application and any appeal therefrom as expeditiously as possible, and shall be responsible for the general co-ordination with respect to obtaining the severance. The Landlord shall be responsible at its sole cost and expense for satisfying all conditions, dedications, payments or demands of any kind whatsoever imposed as a condition of obtaining a severance (collectively, the “Conditions”). If approval to the severance is given but any Conditions are attached respecting the Excess Land or the Remainder Land, which the Landlord, in its absolute discretion, is not prepared to agree to, or if approval is given, but is appealed and the Landlord is not prepared to defend such appeal, then the Landlord may, notwithstanding any other provision contained in this Agreement or the Lease not pursue the severance and in such event the Landlord shall have no liability to the Tenant pursuant to this provision. Notwithstanding any provision in this Agreement or the Lease to the contrary, the Landlord shall not be obligated to appeal any decision on the severance to the Ontario Municipal Board. Any such appeal to the Ontario Municipal Board shall be at the sole discretion of the Landlord. The Tenant hereby agrees to fully co-operate with the Landlord respecting such application and to execute (and consent where required) to such applications at the Tenant’s cost and expense. In addition to the foregoing, the Tenant acknowledges and agrees that, in connection with the development and use of the Excess Lands, the Landlord retains the right to utilize the existing entrances, driveways and roads located on the Remainder Lands together with the right to install, maintain or grant the right to install or maintain cable, phone and other utility services in, on, over, under, through, along and upon the Remainder Lands and may grant easements or licenses to third parties with respect to same, provided that the Tenant’s use and enjoyment of the Remainder Lands is not materially affected. If required by the Landlord or a third party, the Tenant shall provide its written consent to any required easements or license as set out above.

In the event that the Landlord is successful in obtaining the severance on Conditions satisfactory to the Landlord, in its sole discretion, then the Excess Land shall be removed from the Leased Premises and the Landlord and Tenant shall enter into a mutually acceptable surrender agreement whereby the Tenant surrenders to the Landlord the Excess Lands effective the tenth (10th) day after a severance is obtained with all appeal periods having passed (the “Surrender Date”). Rent and other costs, expenses and amounts payable under the Lease shall be adjusted between the parties effective the Surrender Date and the Tenant shall comply with all of its other obligations under the Lease regarding the surrender of the Excess Lands.”

(g)	The following shall be added to the Lease as Section 1.1(v):

“1.1(v) Effective Date. The term “Effective Date” means September 1, 2003”.

(h)	The third sentence of Section 9.1(c) shall be deleted and replaced with the following:

“The general liability coverage shall have a minimum combined single limit of liability of at least Three Million Dollars ($3,000,000.00) and a general aggregate limit of at least Five Million Dollars ($5,000,000.00) [except product liability as to which the aggregate liability is Two Million Dollars ($2,000,000.00)].”

(i)	Section 6.2 shall be amended by the insertion of the following at the end of the section:

“In the event of an emergency or a perceived emergency, the Landlord and its agents shall have the right to enter the Leased Premises without notice.”

(j)	Section 3.5 shall be added to the Lease as follows:

“3.5 Other Taxes. The Tenant covenants with the Landlord to pay, as and when the same become due, all Other Taxes. The Tenant shall pay to the Landlord an amount equal to any Other Taxes, in amounts and at the same times as any such amounts are payable by the Landlord or upon demand at such other time or times as the Landlord from time to time determines. Notwithstanding any provision in this Lease to the contrary, payment by the Tenant on account of Other Taxes shall be deemed not to be Additional Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such payments as it has for the recovery of Additional Rent.”

(k)	The following shall be added to the Lease as Section 1.1(v):

“1.1(v) Other Taxes. “Other Taxes” means all goods and services taxes, and sales taxes, levied, rated, charged or imposed on the Landlord or the Tenant in respect of this Lease, Rent payable under this Lease, the rental of space under this Lease or the goods and services provided by the Landlord hereunder, calculated in accordance with applicable legislation.”
3.	The Landlord agrees to reimburse the Tenant, to a maximum amount of Nineteen Thousand Six Hundred and Eighty-Five Dollars and Eighty-Six Cents Canadian ($19,685.86) (inclusive of Other Taxes), toward the out-of-pocket costs incurred by the

Tenant in replacing the Buildings two oldest heating, ventilating and air-conditioning rooftop units with comparable rooftop units upon the Landlord being provided with invoices marked paid evidencing the cost incurred by the Tenant.

4.	The parties confirm that in all other respects the terms, covenants and conditions of the Lease remain unchanged, unmodified, and in full force and effect, except as modified by this Agreement.

5.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, as the case may be.

6.	This Agreement shall be construed in accordance with the laws of the Province of Ontario.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date firstabove written.

HOLMAN/SHIDLER INVESTMENT CORPORATION, TRUSTEE
By:
	Name:	c/s
Title:

By:
Name:
Title:

THERMADYNE WELDING PRODUCTS CANADA, LIMITED
By:	/s/ James H. Tate
	Name:	James H. Tate c/s
	Title:	Senior V.P. and CFO

By:	/s/ Patricia S. Williams
	Name:	Patricia S. Williams
	Title:	V.P., General Counsel and Corporate Secretary

THERMADYNE HOLDINGS CORPORATION
By:	/s/ James H. Tate
	Name:	James H. Tate c/s
	Title:	Senior V.P. and CFO

By:	/s/ Patricia S. Williams
	Name:	Patricia S. Williams
	Title:	V.P., General Counsel and Corporate Secretary